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                                                                    EXHIBIT 4.11


                               AMENDMENT NO. 1 TO
                                CREDIT AGREEMENT



         AMENDMENT NO. 1, dated as of March 9, 2001 (this "Amendment"), between CANADIAN IMPERIAL BANK OF COMMERCE, a bank duly organized under the laws of Canada, acting through its New York agency (the "Lender"), ASM INTERNATIONAL N.V., a company organized under the laws of the Kingdom of the Netherlands (the "Company") and ADVANCED SEMICONDUCTOR MATERIALS (NETHERLANDS ANTILLES), N.V., a company organized under the laws of the Netherlands Antilles (the "Guarantor" and, collectively with the Company, the "Obligors").

         The Lender and the Obligors are parties to a Credit Agreement, dated as of July 6, 2000 (as amended, supplemented, restated or modified from time to time, the "Agreement"). The Lender and the Obligors wish to modify the Agreement in certain respects and, accordingly, the parties hereto hereby agree as follows:

         Section 1. Definitions. Except as otherwise defined in this Amendment, terms defined in the Agreement are used herein as defined therein.

         Section 2. Amendment. Subject to the satisfaction of the condition precedent specified in Section 4 below, but effective as of the date hereof, the Agreement shall be amended as follows:

         2.01. ASM Pacific Collateral Value. The definition of "ASM Pacific Collateral Value" in Section 1.01 of the Agreement shall be amended in its entirety to read as follows:

                  "'ASM Pacific Collateral Value' shall mean, with respect to any ASM Pacific Share, 26.67% of the ASM Pacific Market Value."

         2.02. Investor Call. Any reference to "Investor Call Amount" or "Investor Call Notice" in any Section of the Agreement shall be deleted.

         2.03. ASM Pacific Collateral Value. Section 9.08(b) of the Agreement shall be amended to read in its entirety as follows:

                  (b) If at any time the ASM Pacific Collateral Value of the Initial ASM Pacific Shares and the Additional ASM Pacific Shares, together with any cash held by the Lender subject to the Lien of the Security Agreement, is less than the aggregate principal amount of the Loans (a "Margin Call Event"), the Company shall, no later than the fourth Business Day thereafter, either:
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                           (i) prepay the Loans pursuant to Section 4.01(a)
                  hereof in an amount such that, after giving effect thereto, the ASM Pacific Collateral Value of the Initial ASM Pacific Shares and the Additional ASM Pacific Shares, together with any cash held by the Lender subject to the Lien of the Security Agreement, is at least equal to 110% of the aggregate principal amount of the Loans; or

                           (ii) deposit cash with the Lender, subject to the
                  Lien of the Security Agreement, in an amount such that, after giving effect thereto, the ASM Pacific Collateral Value of the Initial ASM Pacific Shares and the Additional ASM Pacific Shares, together with the aggregate amount of cash held by the Lender subject to the Lien of the Security Agreement, is at least equal to 110% of the aggregate principal amount of the Loans; or

                           (iii) give a Company Put Notice with respect to
                  Common Stock with an aggregate Purchase Price such that, after giving effect to the issuance of such Common Stock to the Investor and the payment hereunder resulting therefrom as provided in Section 4.01(b) hereof, the ASM Pacific Collateral Value of the Initial ASM Pacific Shares and the Additional ASM Pacific Shares, together with the aggregate amount of any cash held by the Lender subject to the Lien of the Security Agreement, is at least equal to 110% of the aggregate principal amount of the Loans.

         Section 3. Representations and Warranties. Each of the Company and the Guarantor represents and warrants to the Lender that the representations and warranties set forth in Section 8 of the Agreement, are true and complete on the date hereof and as if made on and as of the date hereof (or, if such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and as if each reference in said
Section 8 to "this Agreement" included reference to this Amendment.

         Section 4. Conditions Precedent. As provided in Section 2 above, the amendments to the Agreement set forth in said Section 2 shall become effective, as of the date hereof, upon the execution and delivery of this Amendment by the Obligors and the Lender.

         Section 5. Miscellaneous. Except as herein provided, the Agreement shall remain unchanged and in full force and effect. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

                                      ASM INTERNATIONAL N.V.



                                      By_________________________________

                                      Name: _____________________________

                                      Title: ____________________________



                                      ADVANCED SEMICONDUCTOR MATERIALS
                                       (NETHERLANDS ANTILLES) N.V.



                                      By_________________________________
                                           Robert L. de Bakker
                                           Attorney-in-fact


                                      CANADIAN IMPERIAL BANK OF COMMERCE



                                      By_________________________________
                                           Paul Flynn
                                           Assistant General Manager


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